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                                                                     EXHIBIT 21

                               SUBSIDIARIES OF
                       WALNUT FINANCIAL SERVICES, INC.


Walnut Capital Corp., a Delaware corporation
NFS Services, Inc., a New York corporation (1)
Universal Bridge Fund, Inc., a Delaware corporation (2)
Walnut Consulting, Inc., a Delaware corporation
Walnut Funds, Inc., a Delaware corporation
F&G Holdings, L.L.C., a Delaware limited liability company


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(1)   NFS Services, Inc. has two subsidiaries:  Asset Recovery Services, Inc., a New York corporation, and NFS Collection Services, Inc., a New York corporation
(2) Universal Bridge Fund, Inc. has one subsidiary: Universal Partners, L.P., an Illinois limited partnership